Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results
10% Growth in Revenue; 14% Increase on a Constant Currency Basis
13% Growth in Pretax Earnings and Diluted EPS
2015 Guidance: Diluted EPS, as adjusted, Narrowed Range to $2.75 to $2.85;
Free Cash Flow Estimate Increased to $170 million to $190 million

LAKE FOREST, Ill., April 29, 2014 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2015:

•	Consolidated net sales increased 10 percent versus first quarter 2014;
14 percent growth on a constant currency basis.

•	Net sales of combined marine segments increased 12 percent;
16 percent growth on a constant currency basis.

•	Operating earnings increased by 8 percent.

•	Pretax earnings increased by 13 percent.

•	Diluted EPS of $0.59, a $0.07 increase compared to prior year.

“Our reported first quarter revenues increased by 10 percent, or 14 percent on a constant currency basis,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Our top line reflected strong growth rates in our marine parts and accessories business and fiberglass sterndrive/inboard boats. This growth was supported by another solid performance by outboard boats and engines, as well as fitness equipment.

"At the core of our growth strategy, as well as our investment thesis, is our ability to increase investments in capital projects and research and development programs to enable each of our businesses to achieve product and innovation leadership. The successful execution of this plan over the past several quarters is leading to market share gains in many of our key product categories and enabling our view of continued solid earnings growth in 2015, notwithstanding the strong dollar and weak economic conditions in certain international markets.

“Operating earnings increased by 8 percent compared to the prior year. The operating margin decline of 20 basis points was anticipated and incorporated into our previously stated guidance. Our full-year plan reflects more favorable earnings growth rates and margin expansion in the second half of 2015.

“The improvement in operating earnings combined with lower net interest expense and higher other income, led to a 13 percent increase in pretax earnings and diluted earnings per common share,” McCoy said.

Discontinued Operations
On July 17, 2014, the Company announced: 1) the signing of an agreement to sell its Retail Bowling business, and 2) its intention to sell its Bowling Products business. On Sept. 18, 2014, the sale of the Retail Bowling business was completed. As a result, the historical and future results of these businesses are reported as discontinued operations and the historical and future results of the Billiards business, which remains part of the Company, are reflected in the Fitness segment. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes and reflect continuing operations only, unless otherwise noted.

First Quarter Results
For the first quarter of 2015, the Company reported net sales of $985.7 million, up from $894.9 million a year earlier. For the quarter, the Company reported operating earnings of $88.7 million, compared to $81.9 million in the prior year.

Brunswick reported net earnings of $56.6 million, or $0.59 per diluted share, compared with net earnings of $49.1 million, or $0.52 per diluted share, for the first quarter of 2014.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $426.0 million at the end of the first quarter, down $209.9 million from year-end 2014 levels. This decrease primarily reflects net cash used for operating activities of $125.9 million. Net cash used for operating activities was affected by improved seasonal changes in working capital and planned pension contributions during the quarter.

In addition, cash used for investing and financing activities of $42.5 million affected cash and marketable securities balances. Investing and financing activities during the quarter included $33.8 million for capital expenditures, $20.0 million of common stock repurchases and $11.6 million of dividends.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $562.2 million in the first quarter of 2015, up 11 percent from $505.1 million in the first quarter of 2014. International sales, which represented 32 percent of total segment sales in the quarter, were down one percent compared to the prior year period. On a constant currency basis, international sales were up 11 percent. For the quarter, the Marine Engine segment reported operating earnings of $74.2 million. This compares with operating earnings of $61.7 million in the first quarter of 2014.

Sales increases in the quarter were led by the segment’s parts and accessories, which included revenues from acquisitions completed in the second and third quarters of 2014, and outboard engine businesses. Higher revenues and a more favorable product mix, contributed to the increase in operating earnings in the first quarter of 2015. Partially offsetting these positive factors were the unfavorable effects of foreign exchange and increased investments for long-term growth initiatives.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $318.0 million for the first quarter of 2015, an increase of 12 percent compared with $282.8 million in the first quarter of 2014. International sales, which represented 31 percent of total segment sales in the quarter, decreased by 3 percent during the period. On a constant currency basis, international sales were up 5 percent. For the first quarter of 2015, the Boat segment reported operating earnings of $7.7 million. This compares with operating earnings of $8.4 million in the first quarter of 2014.

The Boat segment's revenue growth reflected higher average selling prices, compared with the first quarter of 2014, combined with an increase in wholesale unit shipments during the quarter. Operating earnings benefited from higher sales, but was more than offset by the planned costs associated with new product introductions, plant expansions and production ramp-up, along with an unfavorable impact from foreign exchange.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the first quarter of 2015 totaled $185.6 million, up 3 percent from $180.1 million in the first quarter of 2014. International sales, which represented 47 percent of total segment sales in the quarter, increased by one percent. On a constant currency basis, international sales were up 8 percent. For the quarter, the Fitness segment reported operating earnings of $25.8 million. This compares with operating earnings of $29.7 million in the first quarter of 2014.

The increase in revenue reflected growth in the U.S. at health clubs and hospitality customers, as well as sales gains in international markets. Partially offsetting this growth was lower sales to local and federal government customers. The decline in operating earnings included benefits from higher sales, which were more than offset by the absence of a favorable warranty expense adjustment in first quarter of 2014 and an unfavorable impact from foreign exchange.

2015 Outlook
“Our overall operating plans and assumptions for 2015 remain consistent with our initial guidance communicated in January, in spite of greater-than-expected foreign currency headwinds,” McCoy said. “The first quarter also produced results in line with our initial 2015 guidance. This speaks to the strong performance of our recently introduced products in all of our business segments.

“We continue to target 2015 to be another year of strong earnings growth with outstanding cash flow generation. Our plan reflects 6 percent to 8 percent sales growth, which includes benefits from the success of our new products and the continuation of solid growth in the U.S., partially offset by the negative impact of a stronger U.S. dollar and weakness in certain international markets.  Our guidance assumes that no additional acquisitions will be made in 2015.

“Our earnings growth will be more heavily weighted to the second-half of the year. For the full-year, we continue to anticipate a slight improvement in gross margin levels and solid gains in operating margins. While we plan to continue to benefit from volume leverage and modest positive product mix factors, our sales and earnings growth will be negatively affected by foreign exchange headwinds, both from a translation as well as competitive risk basis.

As previously disclosed, operating earnings will be affected by several other factors, particularly in the first-half, including: the absence of 2014 favorable warranty related adjustments; costs associated with production expansions and new product integration and ramp-ups; and continued increases in investments to support our strategic objectives. Full-year operating expenses will increase; but as a percentage of sales, are expected to be at lower levels than 2014.

“Our guidance for 2015 continues to reflect adjusted pretax earnings growth of 15 percent to 20 percent and we are narrowing the range for our expectations of diluted EPS, as adjusted, to a range of $2.75 to $2.85. Finally, for the full-year, we expect to generate positive free cash flow in the range of $170 million to $190 million,” McCoy concluded.

Use of Non-GAAP Financial Information; Constant Currency Reporting
A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

For purpose of comparison, first quarter 2015 net sales are also shown using first quarter 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Mark D. Schwabero, president and chief operating officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - investor relations.

The call will be broadcast over the Internet at www.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call 877-261-8990 (passcode: Brunswick Q1). Callers outside of North America should call 847-619-6441 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Wednesday, May 6, 2015, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 3943 0795#). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for the Company’s products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; negative currency trends, including shifts in exchange rates; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key customer or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs and manage production facilities while expanding capacity and enhancing product offerings; the ability to successfully manage the expansion of the Company’s manufacturing footprint; the ability of the Company to successfully implement its strategic plan and growth initiatives; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from international competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the ability to maintain market share, particularly in high-margin products; the ability to maintain product quality and service standards expected by customers; the ability to protect the Company’s intellectual property; competition from new technologies; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products; the inability to attract and retain individuals who could be key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2014. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land 'N' Sea, BLA, Kellogg Marine, Diversified Marine and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray

and Uttern boats, and Life Fitness and Hammer Strength fitness equipment, and Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	April 4, 2015	March 29, 2014	% Change
Net sales	$985.7	$894.9	10%
Cost of sales	726.9	651.6	12%
Selling, general and administrative expense	140.0	133.0	5%
Research and development expense	30.1	28.4	6%
Operating earnings	88.7	81.9	8%
Equity earnings (loss)	1.0	(0.2)	NM
Other income, net	1.7	1.1	55%
Earnings before interest and income taxes	91.4	82.8	10%
Interest expense	(7.0)	(7.9)	(11)%
Interest income	0.5	0.2	NM
Earnings before income taxes	84.9	75.1	13%
Income tax provision	28.3	26.0	9%
Net earnings from continuing operations	56.6	49.1	15%

Net earnings from discontinued operations, net of tax	0.4	7.9	(95)%

Net earnings	$57.0	$57.0	0%

Earnings per common share:
Basic
Earnings from continuing operations	$0.60	$0.53	13%
Earnings from discontinued operations	0.01	0.08
Net earnings	$0.61	$0.61	0%

Diluted
Earnings from continuing operations	$0.59	$0.52	13%
Earnings from discontinued operations	0.01	0.08
Net earnings	$0.60	$0.60	0%

Weighted average shares used for computation of:
Basic earnings per common share	93.8	93.3
Diluted earnings per common share	95.2	95.0

Effective tax rate from continuing operations	33.3%	34.6%

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales				Operating Earnings (Loss)			Operating Margin
	April 4, 2015	March 29, 2014	% Change	% Change Constant Currency	April 4, 2015	March 29, 2014	% Change	April 4, 2015	March 29, 2014
Marine Engine	$562.2	$505.1	11%	16%	$74.2	$61.7	20%	13.2%	12.2%
Boat	318.0	282.8	12%	15%	7.7	8.4	-8%	2.4%	3.0%
Marine eliminations	(80.1)	(73.1)	10%		—	—
Total Marine	800.1	714.8	12%	16%	81.9	70.1	17%	10.2%	9.8%

Fitness	185.6	180.1	3%	6%	25.8	29.7	-13%	13.9%	16.5%
Pension - non-service costs	—	—			(3.0)	(3.7)	19%
Corp/Other	—	—			(16.0)	(14.2)	-13%
Total	$985.7	$894.9	10%	14%	$88.7	$81.9	8%	9.0%	9.2%

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	April 4, 2015	December 31, 2014	March 29, 2014
Assets
Current assets
Cash and cash equivalents	$368.2	$552.7	$226.0
Short-term investments in marketable securities	57.8	83.2	0.8
Total cash, cash equivalents and short-term investments in marketable securities	426.0	635.9	226.8
Restricted cash	15.6	15.6	8.9
Accounts and notes receivable, net	473.7	386.5	459.5
Inventories
Finished goods	437.4	434.9	450.8
Work-in-process	98.5	82.1	83.8
Raw materials	143.9	135.3	126.9
Net inventories	679.8	652.3	661.5
Deferred income taxes	207.0	208.0	137.6
Prepaid expenses and other	40.9	39.5	27.2
Current assets held for sale	31.0	30.0	38.3
Current assets	1,874.0	1,967.8	1,559.8

Net property	463.9	460.3	423.1

Other assets
Goodwill	296.0	296.9	291.7
Other intangibles, net	44.2	45.5	34.9
Equity investments	25.1	19.0	43.9
Non-current deferred tax asset	272.4	290.9	352.9
Other long-term assets	46.3	41.4	38.2
Long-term assets held for sale	11.9	12.6	201.2
Other assets	695.9	706.3	962.8

Total assets	$3,033.8	$3,134.4	$2,945.7

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$5.0	$5.5	$5.7
Accounts payable	347.4	317.4	360.5
Accrued expenses	477.4	561.5	450.0
Current liabilities held for sale	15.5	15.7	51.3
Current liabilities	845.3	900.1	867.5

Long-term debt	452.6	450.2	453.5
Other long-term liabilities	531.4	604.4	522.3
Long-term liabilities held for sale	7.3	8.2	9.1
Shareholders' equity	1,197.2	1,171.5	1,093.3
Total liabilities and shareholders' equity	$3,033.8	$3,134.4	$2,945.7

Supplemental Information
Debt-to-capitalization rate	27.7%	28.0%	29.6%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	April 4, 2015	March 29, 2014
Cash flows from operating activities
Net earnings	$57.0	$57.0
Less: net earnings from discontinued operations, net of tax	0.4	7.9
Net earnings from continuing operations	56.6	49.1
Depreciation and amortization	21.9	18.0
Pension (funding), net of expense	(58.0)	3.1
Deferred income taxes	19.4	21.0
Excess tax benefits from share-based compensation	(6.0)	(3.5)
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	(1.0)	0.2
Changes in certain current assets and current liabilities	(160.6)	(209.9)
Income taxes	4.6	(0.9)
Other, net	(2.8)	(1.2)
Net cash (used for) operating activities of continuing operations	(125.9)	(124.1)
Net cash (used for) provided by operating activities of discontinued operations	(6.4)	16.3
Net cash (used for) operating activities	(132.3)	(107.8)

Cash flows from investing activities
Capital expenditures	(33.8)	(21.0)
Purchases of marketable securities	(15.9)	—
Sales or maturities of marketable securities	41.3	11.9
Transfers to restricted cash	—	(2.4)
Investments	(5.3)	(4.2)
Proceeds from the sale of property, plant and equipment	1.0	0.1
Net cash used for investing activities of continuing operations	(12.7)	(15.6)
Net cash used for investing activities of discontinued operations	(0.2)	(0.9)
Net cash used for investing activities	(12.9)	(16.5)

Cash flows from financing activities
Payments of long-term debt including current maturities	(0.1)	(0.3)
Common stock repurchases	(20.0)	—
Cash dividends paid	(11.6)	(9.3)
Excess tax benefits from share-based compensation	6.0	3.5
Proceeds from stock compensation activity, net of (withholdings)	(4.1)	0.3
Net cash used for financing activities of continuing operations	(29.8)	(5.8)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(29.8)	(5.8)

Effect exchange rate changes on cash and cash equivalents	(9.5)	(0.4)
Net decrease in cash and cash equivalents	(184.5)	(130.5)
Cash and cash equivalents at beginning of period	552.7	356.5
Cash and cash equivalents at end of period	$368.2	$226.0

Supplemental Information
Free Cash Flow
Net cash used for operating activities of continuing operations	$(125.9)	$(124.1)

Net cash provided by (used for):
Capital expenditures	(33.8)	(21.0)
Proceeds from the sale of property, plant and equipment	1.0	0.1
Effect of exchange rate changes on cash and cash equivalents	(9.5)	(0.4)
Total free cash flow	$(168.2)	$(145.4)